Exhibit 99.1

NEWS FROM ARCH COAL

FOR IMMEDIATE RELEASE
Media: Kim Link 314/994.2936
Investors: Jennifer Beatty 314/994.2781

Arch Coal Idles Cumberland River Coal Complex

APPALACHIA, Va., July 21, 2014 — Arch Coal, Inc. (NYSE:ACI) today announced that it is idling the Cumberland River Coal Company complex (“Cumberland River”), located in Wise County, Va., and Letcher County, Ky. Cumberland River comprises two underground operations and related facilities. The mining complex previously shuttered two contract mines during the second quarter of 2013.

“With this move, we are actively responding to currently challenged metallurgical coal markets while striving to enhance our overall competitive cost position in Appalachia,” said John W. Eaves, Arch’s president and chief executive officer. “Our strategy is to increasingly shift our portfolio toward higher-margin, lower-cost metallurgical coal operations, while retaining our valuable reserves for when market conditions strengthen in the future. We will continue to serve our customers here and abroad with the high level of quality they have come to expect from Arch.”

In total, 213 full-time positions will be eliminated by idling Cumberland River, and the company is taking steps to provide opportunities at other Arch subsidiaries where available.

“We deeply regret the need to take this action,” said Eaves. “We thank the men and women at Cumberland River for their dedication, hard work and strong commitment to operating in a safe and responsible manner.”

Cumberland River sold approximately 290,000 tons in the first half of 2014, consisting primarily of higher-cost metallurgical grade coal. The decision to idle operations at Cumberland River will reduce Arch’s annual 2014 metallurgical coal sales volumes by approximately 200,000 tons. As such, the company now expects to ship between 6.3 million and 6.9 million tons of metallurgical coal for 2014. Arch plans to provide an update regarding its full year 2014 expectations in its second quarter 2014 earnings release on July 29, 2014.

Cumberland River Coal Company is a subsidiary of Arch Coal, Inc.’s Catenary Coal Holdings, Inc.

U.S.-based Arch Coal, Inc. is one of the world’s top coal producers for the global steel and power generation industries, serving customers on five continents. Its network of mining complexes is the most diversified in the United States, spanning every major coal basin in the nation. The company controls more than 5 billion tons of high-quality metallurgical and thermal coal reserves, with access to all major railroads, inland waterways and a growing number of seaborne trade channels. For more information, visit www.archcoal.com.

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Forward-Looking Statements:  This press release contains “forward-looking statements” — that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties arise from changes in the demand for our coal by the domestic electric generation industry; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from operational, geological, permit, labor and weather-related factors; from fluctuations in the amount of cash we generate from operations; from future integration of acquired businesses; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.